Exhibit 99.1

Arconic Inc. and subsidiaries

Segment Information and Segment Measures (unaudited)

(dollars in millions)

The purpose of this schedule is to provide investors with historical segment information that has been recast on a consistent basis with Arconic Inc.’s new segment reporting structure implemented in the third quarter of 2019. This schedule does not include Corporate expenses of Arconic Inc. (“Arconic” or the “Company”) and does not reflect a full view of the planned separation of Arconic into two independent companies. This schedule should be read in conjunction with Arconic’s previously filed reports.

Segment Information

	2018	1Q19	2Q19
Engineered Products and Forgings (EP&F)
Third-party sales	$6,798	$1,756	$1,822
Segment operating profit	$1,105	$313	$360
Segment operating profit margin	16.3%	17.8%	19.8%
Provision for depreciation and amortization	$289	$71	$70
Restructuring and other charges (1)	$70	$18	$443
Capital expenditures	$407	$117	$88
Global Rolled Products (GRP)
Third-party sales	$7,223	$1,784	$1,868
Intersegment sales (2)	$205	$52	$49
Segment operating profit	$481	$135	$179
Segment operating profit margin	6.7%	7.6%	9.6%
Provision for depreciation and amortization	$253	$59	$59
Restructuring and other charges (3)	$(157)	$11	$26
Third-party aluminum shipments (kmt)	1,301	331	367
Capital expenditures	$308	$39	$37

(1)	Restructuring and other charges for the EP&F segment included the following: for the year ended December 31, 2018, a loss of $43 on the sale of the Eger, Hungary forgings business; and for the quarter ended June 30, 2019, a non-cash charge for the impairment of a long-lived asset group of $428 and a loss on sale of a small additive business of $13.
(2)	Intersegment sales include the sale of aluminum products from GRP to EP&F’s forged wheels and engineered structures businesses.
(3)	Restructuring and other charges for the GRP segment included the following: for the year ended December 31, 2018, a gain of $154 on the sale of the Texarkana rolling mill.

Segment Measures - Adjusted EBITDA

	2018	1Q19	2Q19
Engineered Products and Forgings
Segment operating profit	$1,105	$313	$360
Provision for depreciation and amortization	$289	$71	$70
Adjusted EBITDA	$1,394	$384	$430
Third-party sales	$6,798	$1,756	$1,822
Adjusted EBITDA margin	20.5%	21.9%	23.6%
Global Rolled Products
Segment operating profit	$481	$135	$179
Provision for depreciation and amortization	$253	$59	$59
Adjusted EBITDA	$734	$194	$238
Third-party sales	$7,223	$1,784	$1,868
Adjusted EBITDA margin	10.2%	10.9%	12.7%

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because Adjusted EBITDA and Adjusted EBITDA margin provide additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization.